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Exhibit 99.2

FOR IMMEDIATE RELEASE ON WEDNESDAY, NOVEMBER 5, 2008

KODIAK OIL & GAS CORP. ANNOUNCES PRELIMINARY 2009 CAPEX,
EXPLORATION JOINT VENTURE AND UPDATES OPERATIONS

        DENVER—November 5, 2008 /PRNewswire-FirstCall/—Kodiak Oil & Gas Corp. (NYSE Alternext US: KOG), an oil and gas exploration and production company with assets in the Green River Basin of southwest Wyoming and Colorado and the Williston Basin of North Dakota and Montana, today provided an activity update in conjunction with its third quarter 2008 financial and operating results also issued today.

2009 Preliminary Capital Expenditure Budget

        Kodiak today announced that its Board of Directors has approved its preliminary 2009 capital expenditure budget (Capex), which is focused on the Bakken oil play on the Fort Berthold Indian Reservation (FBIR) in Dunn County, N.D. The initial Capex relates to Kodiak-operated wells in Dunn County. The Company is allocating $40 million toward drilling and completion activities, installation of associated surface facilities and related infrastructure. An estimated 14 gross (7.8 net wells) wells, utilizing two drilling rigs, are included in the initial Capex. Kodiak's working interest (WI) ranges from 50% to 70% in the 2009 drilling program, providing flexibility within the budget in identifying suitable well locations.

        Given current market conditions, and due to lower natural gas prices in the Rocky Mountains, the Company has deferred plans for drilling on other acreage in North Dakota and Montana that is outside the Bakken play on the Fort Berthold Indian Reservation, as well as drilling on prospect acreage that it controls in Wyoming. Kodiak intends to maintain these properties for future exploration, exploitation and development opportunities.

        The preliminary 2009 Capex budget is subject to market conditions, oilfield services and equipment availability, commodity prices and drilling results. Potential leasehold acquisitions are not included in the initial Capex; however, given current market conditions, the Company does not anticipate any significant acquisition opportunities in 2009. The Company expects to fund the budget primarily from cash on hand, utilization of tubular goods acquired in advance of drilling, cash flow from operations and borrowings under the Company's reserve-based revolving line of credit.

Williston Basin Operations Update—Dunn County, North Dakota

        As of November 3, 2008, Kodiak had approximately 56,000 gross and 36,000 net acres under lease on the FBIR. These acreage totals include acquisitions subsequent to September 30, 2008 and reflect the recently signed letter agreement discussed below. Kodiak operates all of its leasehold on the FBIR, with the exception of approximately 7,000 net acres that are in a participating area previously established with another operator. Kodiak's exploration efforts target oil production from the middle member between the upper and lower Bakken shales that serve as the source rock for the existing hydrocarbons. The Three Forks/Sanish Formation that is directly below the lower Bakken shale is also expected to be a target of future exploration plans.

        The Company's current drilling permit inventory includes 13 approved well bores, with additional permitting in process. In an effort to minimize surface disturbance and to lower drilling costs, most of Kodiak's approved permits allow for the drilling of two wells per drilling pad location.

        The location for the Moccasin Creek (MC) #16-34-2H well (60% WI—Kodiak operates) has been completed and is now set to be the initial drilling location. The well, located in the southwestern portion of Kodiak's leasehold, will be drilled to a proposed true vertical depth of 10,300 feet and a projected total measured depth of 15,700 feet. The Company's new-build rig, the Unit #117, is currently being mobilized. Delivery of the rig loads to the initial location is currently underway. Kodiak expects to spud the well immediately following mobilization. Upon reaching total depth, the rig will skid to facilitate drilling of the MC #16-34H well (60% WI—Kodiak operates). Completion work will commence after both wells are drilled and liners have been run in each lateral well bore. Drilling and completion costs are estimated at approximately $6.2 million with an estimated 30-45 days to total depth for each well.

        As previously announced, the delivery of Kodiak's first drilling rig was delayed. The delay provided an opportunity to obtain additional approved drilling permits, and, with new drilling results, more control over well-site selection. With winter's onset, locating the rig in the southwestern part of the leasehold should allow for easier rig mobilization and demobilization during the coming months.

        The MC #16-34-2H well is located approximately five miles to the southeast and approximately six miles to the southwest of three Bakken producers recently drilled by a private company. Initial production rates from these wells have ranged from 1,000 barrels of oil equivalent per day (BOEPD) to 1,350 BOEPD. Marathon Oil has several producing wells approximately seven miles to the south.

        Kodiak recently entered into a letter agreement with a private, third-party oil and gas company to drill up to seven wells on certain of Kodiak's lands. The first two wells, the MC #16-34-2H and the MC #16-34H, are anticipated to be drilled under a participation agreement that will be executed prior to the spud date of the first well. Under this participation agreement, Kodiak will pay 20% of the drilling and completion costs associated with the first, third, fifth and seventh wells for its 60% WI and the joint venture partner will pay 80% of the wells' costs for its 40% interest. All other wells on the lands covered under the participation agreement will be drilled in proportion to the 60/40 percent working interest of each party. The first seven wells must be drilled within 30 months of the date of the participation agreement. By drilling the wells on a promoted basis, the third party will earn 40% under certain lands where Kodiak owns 100% working interest. Under the letter agreement, the total promote on the wells to be drilled will not exceed $8.5 million to the third party.

Three Forks/Sanish Potential

        Kodiak is monitoring the progress of the emerging Three Forks/Sanish oil play in the Williston Basin. The Three Forks/Sanish interval lies just below the lower Bakken shale and produces in various parts of the Basin. To the west and north of Kodiak's leasehold, several operators have drilled and completed wells in the Three Forks/Sanish formations. The Company intends to evaluate the Three Forks/Sanish formations with at least one exploratory well in 2009.

Vermillion Basin Operations Update—Sweetwater County, Wyoming

        Drilling activities commenced in August in the Vermillion Basin to further evaluate the Baxter shale at an approximate depth of 10,000 feet to 13,000 feet. Devon Energy operates the wells which are being drilled pursuant to the Vermillion Basin Exploration Agreement entered into with Devon during the first quarter of 2008. To date, the operator has drilled two wells and is currently drilling a third. Two of the three wells have been drilled to accommodate horizontal drilling at a future time and the third is currently drilling approximate projected 3,000 foot lateral well. Devon is also acquiring approximately 25 square miles of 3-D seismic over the Horeshoe Basin Unit. Subject to wintering lease stipulations, completion activity on the wells is expected to commence sometime in the second quarter of 2009. Kodiak has an approximate 50% working interest in each of these wells. The well costs are being funded under the Vermillion Basin Exploration Agreement. At this time Kodiak cannot assess its 2009 requirements in the area until the results of the current drilling activity have been evaluated.

Management Comment

        Kodiak's President and CEO Lynn Peterson said: "Looking forward to the next 12 to 18 months, we foresee a solid level of activity for our company, assuming commodity prices stabilize at an economic level to justify our exploration efforts. Our strategy since inception is to balance oil and gas projects in an effort to be able to respond to the commodity price environment. The expected near-term spudding of the MC #16-34-2H well is an important milestone. Our staff has done a good job securing leases, drilling permits and tubular goods. The recent participation agreement gives us a partner with a solid exploration team and sound financial strength. Through this arrangement, we believe that we will be able to spread our capital resources over a larger geographic area in our efforts to prove up this geologic play. Taking delivery of our new-build rig is the final step in developing the leasehold. Now we can commence our drilling program which should allow us to actively evaluate our leasehold which we believe holds significant potential, as indicated by successful Bakken oil producers in our immediate area.

        "With respect to the Vermillion Basin leasehold, Devon continues to drill wells and obtain additional geological and geophysical information. However as winter approaches, much of our exploration work will be deferred into 2009. Now we must patiently await the 2009 activity so we can ultimately determine the true potential in this part of the Basin."

About Kodiak Oil & Gas Corp.

        Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains. For further information, please visit www.kodiakog.com. The Company's common shares are listed for trading on the NYSE Alternext US Exchange under the symbol "KOG."

Forward-Looking Statements

        This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects," "plans," "anticipates," "believes," "intends," "estimates," "projects," "potential" and similar expressions, or that events or conditions "will," "would," "may," "could" or "should" occur. Forward-looking statements in this document include statements regarding the Company's exploration, drilling and development programs, the Company's expectations regarding the timing and success of such programs and the timing and availability of financing to satisfy the capital requirements, and the Company's expectations regarding the future production of its oil & gas properties. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, uncertainties regarding the Company's liquidity and capital requirements and the availability and cost of capital necessary to fund the Company's current plan of operations, the effects of governmental regulation, adverse changes in the market for the Company's oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

  Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075
  Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11

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  Exhibit 99.2